EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SurModics Acquires Brookwood Pharmaceuticals
Strengthens Portfolio of Drug Delivery Technologies for the
Pharmaceutical Industry
EDEN PRAIRIE, Minnesota — August 1, 2007 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that it has acquired Brookwood Pharmaceuticals, Inc., a leading provider of drug delivery technology primarily to the pharmaceutical industry, from Southern Research Institute for $40 million in cash at closing and up to an additional $22 million in cash upon the successful achievement of specified milestones.
Brookwood Pharmaceuticals is a drug delivery company that provides its proprietary polymer based technologies to companies developing improved pharmaceutical products. The company has particular strength in proprietary injectable microparticles and implant technology, both of which are based on biodegradable polymers, to provide sustained drug delivery. Currently, Brookwood has nearly 30 customer paid development projects in progress with top pharmaceutical, biotechnology and medical device clients as well as smaller public and private companies. These customer projects target a number of key clinical indications in the diabetes, oncology, ophthalmology, cardiovascular, orthopedics, central nervous system (CNS) and alcoholism markets, in addition to other fields. Similar to SurModics, Brookwood’s business model includes revenue from research and development fees, polymer sales, and royalty and milestone generating licenses.
“We are very excited to welcome the employees of Brookwood Pharmaceuticals to SurModics,” said Bruce Barclay, President and CEO. “We expect the combination of our two businesses to further strengthen SurModics’ position as a leading company in polymer based drug delivery. Our collective technology will allow us to offer both site specific and systemic drug release capabilities to a broader range of customers in several large markets, some of which we do not participate in today. The

SurModics Acquires Brookwood Pharmaceuticals

combination of broader technology platforms and an expanded customer base will help to fulfill several of our strategic objectives, including further diversification of our business.”
Anticipated Acquisition Benefits
Broader Technology Offerings to Customers
•	Deepens SurModics’ capabilities in drug delivery to include both systemic and site specific drug release

•	Adds new proprietary polymer platform technologies
Revenue, Market and Customer Diversification
•	Broadens the range of markets SurModics participates in to include diabetes, oncology, ophthalmology, orthopedics and alcoholism, among others

•	Expands SurModics’ customer base to incorporate many new pharmaceutical, biotech and medical device companies

•	Enhances SurModics’ pipeline of potential revenue generating opportunities

•	Diversifies SurModics’ revenue base
Improved Capabilities
•	Enhances product manufacturing capabilities, an element of SurModics’ “climbing the value chain” strategy

•	Bolsters SurModics’ capabilities to support key projects with Merck and other important customers

•	Strengthens SurModics’ technical and business management teams
“The combination of our two companies is compelling given the similarity of our business models, focus on innovative drug delivery technologies and talented teams,” added Barclay. “We have learned about the significant opportunities available in the pharmaceutical industry from our work in ophthalmology, and the addition of pharmaceutical expertise allows us to better participate in this industry. Brookwood’s pharmaceutical manufacturing capabilities will be of great benefit to us as we work with Merck to commercialize products related to our recently announced joint development programs. Together, we expect to be able to accelerate many elements of our seven point strategic growth plan which we expect to drive strong financial results going forward. It is expected that each company’s existing technology platforms will help the other drive new business with their existing customers. For example, by combining SurModics’ proprietary, internally developed Eureka™ biodegradable polymer family with Brookwood’s proprietary drug delivery platforms and capabilities, we believe a compelling novel technology can be offered that is

SurModics Acquires Brookwood Pharmaceuticals

well suited for systemic drug release products. Finally, given the similarity of our business models, both of which involve partnering with companies developing new products in the healthcare industry, we believe the fit is excellent for both companies.”
“We are thrilled to combine our growing business with SurModics,” said Arthur J. Tipton, Ph.D., President and CEO of Brookwood. “Since we formed Brookwood, our primary focus has been to combine strong technologies and the skills of a talented staff to develop improved drug delivery products. We are enthusiastic about this combination because it allows the combined entity to offer clients an expanded set of technologies and capabilities, and creates further opportunities to develop novel products. We believe our technology portfolios and technical capabilities are highly complementary and look forward to incorporating additional technologies in customer projects for both groups. Further, while most current Brookwood customers are in the pharmaceutical industry, we are increasingly asked to provide assistance to medical device companies for coating of drug delivery implants. We believe SurModics and its portfolio of technologies will enhance Brookwood’s ability to make our customers successful.”
New Business Unit
Brookwood Pharmaceuticals is a private company located in Birmingham, Alabama, that was formed in 2005 as a spinoff from Southern Research Institute. It will operate as a distinct business unit of SurModics. Dr. Art Tipton will lead the team as Vice President of SurModics and President of Brookwood Pharmaceuticals, Inc. Brookwood’s headquarters and operations will remain in Birmingham.
An important piece of Brookwood’s business has been to supply biodegradable polymers through its subsidiary, Lakeshore Biomaterials. This business will continue to be an important focus, and will also remain in Birmingham as we seek to meet the needs of current and future customers with an uninterrupted supply of materials.
“We have been very impressed by the success Art and the entire team at Brookwood have achieved in such a short history as an independent company,” said John A. Secrist, III, Ph.D., President and CEO of Southern Research Institute, Brookwood’s parent. “While we will miss having Brookwood as part of our extended organization, we are convinced that the combined companies will be much more successful than they would be apart. Furthermore, the Birmingham community has benefited from Brookwood’s growth and presence, and we are very pleased that SurModics has decided to retain Brookwood in Birmingham.”

SurModics Acquires Brookwood Pharmaceuticals

Financials
SurModics paid $40 million in cash at closing and may pay up to an additional $22 million in cash upon the successful achievement of certain revenue targets and development, regulatory and other milestones associated with customer projects. Brookwood generated $12.7 million of revenue and strong year-over-year growth in calendar year 2006, with the majority coming from research and development fees. Furthermore, Brookwood is profitable and cash flow positive. The acquisition is expected to be neutral to modestly accretive to SurModics’ fiscal 2008 earnings and significantly accretive thereafter.
Goldman, Sachs & Co. served as financial advisor to SurModics in this transaction, and Southern Research Institute was represented by Stonecroft Capital, LLC.
Live Webcast
SurModics will host a webcast at 8:30 a.m. ET (7:30 a.m. CT) today to discuss the acquisition of Brookwood Pharmaceuticals. Bruce Barclay, Dr. Art Tipton, and Phil Ankeny, Senior Vice President and Chief Financial Officer, will be speaking on the call. To access the webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the webcast icon. If you wish to participate in the conference call, dial 800-218-9073. A replay of the conference call will be available by dialing 800-405-2236 and entering conference call ID 11094661. The audio replay will be available beginning at 9:30 a.m. CT on Wednesday, August 1, until 9:30 p.m. CT on Wednesday, August 8.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification and drug delivery technologies to the healthcare industry. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together

SurModics Acquires Brookwood Pharmaceuticals

for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
This announcement contains forward looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward looking statements. These forward looking statements cover, among other things, the future prospects of SurModics. Forward looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) costs or difficulties relating to the integration of the Brookwood Pharmaceuticals and SurModics businesses may be greater than expected and may adversely affect our results of operations and financial condition; (2) the expected benefits of the transaction, including revenue growth, increased profitability and shareholder returns, may take longer than anticipated to achieve or may not be achieved in their entirety or at all; (3) the transaction will expand the operations of SurModics and the markets in which SurModics participates, and such operations and markets may be subject to unique risks and difficulties with which we have not previously dealt; (4) developments in the regulatory environment, as well as market and economic conditions, may adversely affect the business and profitability of SurModics; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our web site at www.surmodics.com and at the SEC web site at www.sec.gov. Forward looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

SurModics Acquires Brookwood Pharmaceuticals

Contacts
SurModics
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700
Southern Research Institute
Rhonda Jung, Public Relations Manager
(205) 581-2317